                                                                     EXHIBIT 3.1

                           THE COMPANIES LAW (REVISED)
                              OF THE CAYMAN ISLANDS
                            COMPANY LIMITED BY SHARES

                                     AMENDED
                            MEMORANDUM OF ASSOCIATION
                                       OF
                       CHINA GRENTECH CORPORATION LIMITED
             (adopted by special resolution passed on 12 July, 2004)

1.   The name of the Company is CHINA GRENTECH CORPORATION LIMITED.

2. The Registered Office of the Company is situated at the offices of Codan Trust Company (Cayman) Limited, Century Yard, Cricket Square, Hutchins Drive, P.O. Box 2681GT, George Town, Grand Cayman, British West Indies.

3. The object for which the Company is established is to act and to perform all the functions of a holding company and to co-ordinate the policy and administration of Powercom (BVI) Limited and its subsidiaries and affiliates in accordance with the terms of a Subscription and Shareholders' Agreement dated 17 December 2003 between, among others, the Company, CDC Group Plc, Standard Chartered Private Equity Limited and JAFCO Asia Technology Fund.

4. The liability of each Shareholder is limited to the amount from time to time unpaid on such Share(s) registered under the name of such Shareholder.

5. The authorised share capital of the Company is US$50,000 divided into 5,000,000 Shares of US$0.01 each.

6. The Company may amend this Memorandum of Association by a resolution of Shareholders in accordance with the relevant provisions of the Subscription and Shareholders Agreement and the Articles of Association.

7. Capitalised terms that are not defined in this Memorandum of Association bear the same meanings as those given in the Articles of Association of the Company.

                                  COMPANIES LAW

                                   ----------

                      AN EXEMPTED COMPANY LIMITED BY SHARES

                                   ----------

                             ARTICLES OF ASSOCIATION

                                       OF

                       CHINA GRENTECH CORPORATION LIMITED

             (Adopted by written resolution passed on 12 July, 2005)

                                    CONTENTS

                                                                            PAGE
                                                                            ----
CLAUSE

Preliminary..............................................................     1
Share Capital............................................................     9
The Preference Shares....................................................    11
The Ordinary Shares......................................................    17
Conversion...............................................................    18
General Provisions relating to Class Rights..............................    19
Rights and Security Interests over Shares................................    20
Transfer of Shares.......................................................    20
Tag-along Right..........................................................    27
Proceedings at general meetings..........................................    29
Votes of Members.........................................................    29
Number of Directors......................................................    32
Alternate Directors......................................................    32
Powers of Directors......................................................    33
Delegation of Directors' powers..........................................    33
Appointment and removal of Directors.....................................    34
Disqualification of Directors............................................    34
Remuneration of Directors................................................    34
Indemnity, benefits and insurance........................................    35
Proceedings of Directors.................................................    35
The seal, deeds and certification........................................    37
Record dates.............................................................    38
Notices..................................................................    38

                                  COMPANIES LAW

                                   ----------

                       EXEMPTED COMPANY LIMITED BY SHARES

                                   ----------

                             ARTICLES OF ASSOCIATION

                                       OF

               CHINA GRENTECH CORPORATION LIMITED (the "COMPANY")

             (Adopted by written resolution passed on 12 July, 2005)

                                   ----------

PRELIMINARY

1. The regulations in Table A in the schedule to the Act (Regulations for Management of a Company Limited by Shares) (TABLE A) apply to the Company except to the extent that they are excluded or modified by these Articles.

2. The following parts of Table A do not apply to the Company:

(a)  in regulation 1, the final paragraph;

(b)  regulations 18 to 21 (inclusive);

(c)  regulations 33 and 34;

(d)  regulation 51;

(e)  regulations 53;

(f)  regulations 58 to 60 (inclusive);

(g)  regulations 63 to 65 (inclusive);

(h)  regulation 70;

(i)  regulation 71(e);

(j)  regulations 72 to 82 (inclusive);

(k)  regulation 84;

(l)  regulation 95; and

(m)  regulations 102 to 106 (inclusive);

3. In these Articles:

ACT means the Companies Law (2003 Revision) of the Cayman Islands including any statutory modification or re-enactment thereof for the time being in force;

ARTICLES means these articles of association incorporating Table A (as applicable to the Company), as altered from time to time by special resolution;

AUDITORS means the auditors of the Company from time to time;

BOARD OF DIRECTORS means the board of directors of the Company from time to time or any duly appointed committee of it;

BUSINESS DAY means a day (other than Saturday or Sunday) on which banks generally are open in Hong Kong for a full range of business;

BVI HOLDCOS means each of the Original BVI Holdcos together with any person signing a Deed of Adherence as a result of a transfer by any of the Original BVI Holdcos, in each case for so long as such BVI Holdco or its Permitted Transferee remains a Shareholder (and BVI HOLDCO shall be construed accordingly);

CHANGE-OF-CONTROL means, with respect to a BVI Holdco or its Permitted Transferee, any sale, assignment, transfer, pledge, hypothecation, mortgage, encumbrance or other type of disposal, whether through one or a series of transactions, by which a Founding Shareholder (or other BVI Holdco shareholder who executes a deed of adherence to the transfer restrictions in the Articles) ceases to hold 100% of the legal and beneficial interest of such BVI Holdco that such shareholder holds as of the date of execution of the Subscription and Shareholders Agreement;

COMPANY GROUP means the Company and the Subsidiaries from time to time;

COMPETITOR means any business operator on a list prepared by the Company that the Company shall update each quarter (or more frequently, if necessary to reflect the emergence of new competitors as a result of corporate mergers and acquisitions, strategic alliances or joint ventures) and provide to the Investors, provided that such list may consist of only those domestic PRC business operators that are actual competitors and/or have similar customer base as that of the Company Group in the markets in the PRC in which the Company operates in respect of its principal products;

CONNECTED PERSON means:

(a) in relation to an individual, that individual's spouse, co-habitee, children, grand-children, any Permitted Transferee of that individual and any person to whom such individual has transferred; and

(b) in relation to an undertaking, any member of that undertaking's group, any Permitted Transferee of that undertaking;

CONTROLLING INTEREST in relation to an undertaking means:

(a) the ownership or control (directly or indirectly) of shares in that undertaking carrying more than fifty per cent. (50%) of the votes exercisable at general meetings of that undertaking on all, or substantially all, matters; or

(b) the right to appoint or remove directors of that undertaking having a majority of the voting rights exercisable at meetings of the board of directors of that undertaking on all, or substantially all, matters;

CORPORATION means any body corporate or association of persons whether or not a company within the meaning of the Act;

CO-SALE NOTICE has the meaning given to it in Article 44;

DEED OF ADHERENCE means a valid deed of adherence to the Subscription and Shareholders' Agreement;

DIRECTOR means a director of the Company and THE DIRECTORS means the Company's directors or any of them acting as the Board of Directors;

DIVIDEND means dividend or any other distribution;

ELECTRONIC COMMUNICATION means, unless the contrary is stated, an electronic communication (as defined in the U.K. Electronic Communications Act 2000) comprising writing;

ELECTRONIC SIGNATURE has the meaning given by section 7(2) of the U.K. Electronic Communications Act 2000;

EB DIVIDEND means the amount of any dividend declared on the Ordinary Shares and payable to the BVI Holdcos equal to amounts due and payable by the BVI Holdcos to the Investors under the EB Subscription Agreement at the end of the Financial Year for which such dividend on Ordinary Shares is declared;

EB PREMIUM means the amount of the EB Dividend corresponding to the entitlement of the Exchangeable Bonds triggered by a dividend on Ordinary Shares that produces Excess Return;

EB SUBSCRIPTION AGREEMENT means the agreement between the Original BVI Holdcos and the Investors for the subscription of Exchangeable Bonds at an issue price of US$20,700,000.

EMPLOYEE SCHEME means any scheme, trust or arrangement established by any member of the Company Group for the benefit of the employees or former employees of the Company and/or employees or former employees of any other member of the Company Group;

ENCUMBRANCE means any security interest, option, equity, claim or other third party right (including, without limitation, right of pre-emption) of any nature whatsoever;

EXCHANGEABLE BONDS means the bonds issued by the Original BVI Holdcos to the Investors under the EB Subscription Agreement;

FAIR PRICE means the price agreed between a selling holder and the Board of Directors (acting with I Director Consent) in respect of the Shares of such selling holder or, in the absence of such agreement, in respect of each Ordinary Share or Preference Share the price certified in writing by the Auditors as being in their opinion the fair value of such Ordinary Share or Preference Share as between a willing seller and a willing buyer provided that the Auditors, in determining the fair value of any of such Share, shall:

     (i) determine the sum which a willing buyer would offer to a willing seller for all the Shares; and

     (ii) for the Preference Shares, make such adjustment as they consider necessary to allow for any rights attaching to the Preference Shares to be transferred which may be outstanding including dividend, redemption and conversion rights, but so that there shall be no addition or subtraction of any premium or discount by reference to the size of the holding the subject of the relevant transfer, or in relation to any restrictions on the transferability of, or on the voting rights attributable to, the Shares and provided further that the Auditors shall, in determining the fair value, take into account any bona fide take-over offer from any third party to purchase any holdings the subject of a transfer. In certifying a fair value, the Auditors shall act as experts and not as arbitrators;

FINANCIAL YEAR means a financial period of the Company commencing, other than in the case of its initial financial period, on 1 January and ending on 31 December and, in the case of the initial financial period, the Financial Year shall be from the date of incorporation of the Company until 31 December 2004 (or as amended from time to time with I Director Consent);

FOUNDING SHAREHOLDERS means Mr. Gao Yingjie (a PRC citizen with identification number: 220103551226061 and Mr. Zhuang Kunjie (a PRC citizen with identification number: 320102360606161);

GROUP means in relation to an undertaking (a) that undertaking and its Subsidiaries from time to time and (b) the ultimate Holding company (if any) of that undertaking from time to time and (c) every other company which from time to time is a Subsidiary of the same ultimate Holding company;

HOLDING COMPANY means an undertaking which in relation to another undertaking, a
SUBSIDIARY:

(a) owns or controls (directly or indirectly) shares in the Subsidiary carrying more than fifty per cent. (50%) of the votes exercisable at general meetings of the Subsidiary on all, or substantially all, matters; or

(b)  has a right to appoint or remove a majority of its board of directors; or

(c)  has the right to exercise a dominant influence over the Subsidiary:

     (i) by virtue of the provisions contained in the Subsidiary's constitutional documents; or

     (ii) by virtue of a control contract; or

(d) controls alone or pursuant to an agreement with other shareholders or members, a majority of the voting rights in the Subsidiary,

for the purposes of this definition:

     (i)  an undertaking shall be treated as a member of another undertaking if
          (X) any of its Subsidiaries is a member of that undertaking; or (Y) any shares in that undertaking are held by a person acting on behalf of it or any of its Subsidiaries;

     (ii) an undertaking shall be taken to have the right to exercise a dominant influence over an undertaking only if it has a right to give directions with respect to the operating and financial policies of that other undertaking with which its directors are obliged to comply whether or not they are for the benefit of that other undertaking;

     (iii) control contract means a contract in writing conferring a dominant influence right which:

          (A) is of a kind authorised by the memorandum or articles of association of the undertaking in relation to which the right is exercisable; and

          (B) is permitted by the law under which that undertaking is established; and

     (iii) any undertaking which is a Subsidiary of another undertaking shall also be a Subsidiary of any further undertaking of which that other is a Subsidiary;

I DIRECTORS means the Directors appointed by the Investors under these Articles in accordance with the terms of the Subscription and Shareholders' Agreement or their alternates from time to time (and I DIRECTOR shall be construed accordingly);

I DIRECTOR CONSENT means the written consent of any two I Directors;

INTEREST includes an interest of any kind whatsoever in or to any Share or any right to control the voting or other rights attributable to any Share, disregarding any conditions or restrictions to which the exercise of any right attributed to such interest may be subject;

INVESTORS means each of the Original Investors together with any person signing a Deed of Adherence as an "Investor", in each case for so long as such Investor or his

Permitted Transferee and/or any member of the Investor's group remains a Shareholder (and INVESTOR shall be construed accordingly);

INVESTOR CONSENT means the written approval by or on behalf of the holders of 85% of the Preference Shares and Exchangeable Bonds (calculated on an as-converted, as-exchanged basis);

LIBOR means, in respect of any unpaid amount, the British Bankers' Association Interest Settlement Rate for US Dollars for an interest period of three months as displayed on the appropriate Reuters screen. If the agreed page is replaced or ceases to be available the Preference Share holders may specify another page or service displaying the appropriate rate after consultation with the Company;

LISTING means a listing of the Ordinary Shares on the Main Board of The Stock Exchange of Hong Kong Limited or the Singapore Exchange with Investor Consent in accordance with the Subscription and Shareholders Agreement;

MONTH means 30.4 days with any period of months summed and truncated to the nearest whole day for purposes of calculating multi-month periods;

NON-LISTING REDEMPTION AMOUNT means the amount calculated as follows:

                                           S
Non-Listing Redemption Amount = (I X -------------)-(D_PF + D_PT)
                                     US$26,000,000

where:

     I is an amount equivalent to 33 per cent. of 10 times the consolidated, audited net profit after taxation of the Company for the most recent Financial Year preceding the Redemption Notice Date;

     S is the Subscription Price of outstanding Preference Shares held by the relevant Preference Share holder;

     D_PF is the amount of any Preference Dividends that have been accrued, declared or paid on the outstanding Preference Shares up to the Redemption Date; and

     D_PT is the amount of any Participating Preference Dividends that have been accrued, declared or paid on the outstanding Preference Shares up to the Redemption Date;

OFFICER means any director, manager or secretary of the Company or of any member of the Company Group;

ORIGINAL BVI HOLDCOS means Heng Xing Yue Investments Limited, Drag Investments Limited and Guoren Industrial Developments Limited (and ORIGINAL BVI HOLDCO shall be construed accordingly);

ORIGINAL INVESTORS means (1) CDC Group PLC, (2) Standard Chartered Private Equity Limited, and (3) JAFCO Asia Technology Fund (and ORIGINAL INVESTOR shall be construed accordingly);

ORDINARY SHARES means the ordinary shares of US$0.01 each in the Company's share capital;

PAID UP means paid up or credited as paid up;

PARTICIPATING COMMON DIVIDEND means the portion of Excess Return (as defined in Article 12(f)) which is declared (but only payable upon resolution of the Board) to the holders of Ordinary Shares;

PARTICIPATING PREFERENCE DIVIDEND has the meaning as defined in Article 12(f);

PERMITTED TRANSFEREE means a person to whom Shares or an Interest in Shares may be transferred in accordance with Article 28;

PREFERENCE DIVIDEND has the meaning given in Article 12(a);

PREFERENCE DIVIDEND INTEREST has the meaning given in Article 12(b);

PREFERENCE SHARES means the cumulative, participative, redeemable convertible preference shares of US$0.01 each in the Company;

REDEMPTION DATE means any date when Preference Shares are redeemed in accordance with Article 12(h) to (o) (inclusive) or 12(i) as the case may be or the completion date of the Sale referred to in Article 12(j);

REDEMPTION NOTICE DATE means the date of the notice of redemption served by the Investors or the Company pursuant to Article 12(h) or 12(i) as the case may be;

RELEVANT SHARES has the meaning set out in Article 26;

REMUNERATION COMMITTEE means the Company's remuneration committee from time to time;

SALE means the acquisition (whether through a single transaction or a series of transactions) by a person or his Connected Persons (other than by an Original Investor) of Shares or of an Interest in Shares as a result of which such person(s) acquire(s) a Controlling Interest in the Company;

SEAL means the common seal of the Company and includes any official seal kept by the Company;

SECURITY INTEREST means any mortgage, charge, pledge, lien (other than a lien arising by operation of law), right of set-off, encumbrance or other security interest whatsoever, however created or arising (including any analogous security interest under the law of any jurisdiction outside of the Cayman Islands);

SHAREHOLDERS means the holders of the Shares (and SHAREHOLDER shall be construed accordingly);

SHARES means shares in the Company's share capital;

SUBSCRIPTION PRICE means, in relation to a Share, the amount paid up upon that Share, plus the amount of any premium at which that Share was issued, to the extent the same has not been distributed by way of bonus issue or repayment of capital to the holder of, and in respect of, that Share;

SUBSCRIPTION AND SHAREHOLDERS' AGREEMENT means the subscription and shareholders' agreement made between (1) the Company, (2) the Original Investors and (3) the Original BVI Holdcos, (4) Mr Gao Yingjie, (5) Mr Zhuang Kunjie (6) Shenzhen Powercom Co, Ltd. and (7) Powercom (BVI) Limited dated 17 December 2003, as supplemented and amended and in force from time to time;

SUBSIDIARIES means any undertaking in which the Company (or persons acting on its behalf for the time being) directly or indirectly holds or controls either:
(a) a majority of the voting rights exercisable at general meetings of the members of that undertaking on all, or substantially all, matters; or (b) the right to appoint or remove directors having a majority of the voting rights exercisable at meetings of the board of directors of that undertaking on all, or substantially all, matters;

SUBSIDIARY has the meaning given to it in the definition of Holding company;

TRANSFER NOTICE has the meaning given to it in Article 32; and

UNDERTAKING means a body corporate or partnership or an unincorporated association carrying on trade or a business with or without a view to profit.

4. In these Articles:

(a) words or expressions contained in these Articles which are not defined in these Articles but are defined in the Act have the same meaning as in the Act (but excluding any statutory modification of the Act not in force at the date of adoption of these Articles) unless inconsistent with the subject or context;

(b) references to an ADDRESS, in relation to electronic communications, include any number or address used for the purposes of such communications;

(c) references to a DOCUMENT include, unless the context otherwise requires, references to an electronic communication;

(d) references to a document being EXECUTED include references to its being executed under hand or under seal or, in the case of an electronic communication, by electronic signature;

(e) references to an INSTRUMENT mean, unless the contrary is stated, a written document having tangible form and not comprised in an electronic communication;

(f) references to a notice or other document being SENT or GIVEN to or by a person mean such notice or other document, or a copy of such notice or other document, being sent, given, delivered, issued or made available to or by, or served on or by, that person by any method authorised by these Articles and SENDING and GIVING shall be construed accordingly;

(g) references to WRITING mean the representation or reproduction of words, symbols or other information in a visible form by any method or combination of methods, whether comprised in an electronic communication or otherwise, and WRITTEN shall be construed accordingly;

(h) subject to paragraph (a), references to any provision of any enactment or of any subordinate legislation include any modification or re-enactment of that provision for the time being in force;

(i) words denoting the singular number include the plural number and vice versa, words denoting the masculine gender include the feminine gender and the neuter gender and words denoting persons include corporations;

(j) headings and marginal notes are inserted for convenience only and do not affect the construction of these Articles;

(k) powers of delegation shall not be restrictively construed but the widest interpretation shall be given to them;

(l) the word DIRECTORS in the context of the exercise of any power contained in these Articles includes any committee consisting of one or more Directors, any Director holding executive office and any local or divisional Directors, manager or agent of the Company to which or, as the case may be, to whom the power in question has been delegated;

(m) no power of delegation shall be limited by the existence or, except where expressly provided by the terms of delegation, the exercise of that or any other power of delegation; and

(n) except where expressly provided by the terms of delegation, the delegation of a power shall not exclude the concurrent exercise of that power by any other body or person who is for the time being authorised to exercise it under these Articles or under another delegation of the power.

5. If at any time and for so long as the Company has a single member, all the provisions of these Articles shall (in the absence of any express provision to the contrary) apply with such modification as may be necessary in relation to a Company with a single member.

SHARE CAPITAL

6. The authorised share capital of the Company at the date of adoption of these Articles is US$50,000, divided into 5,000,000 Shares of US$0.01 each. The issued share capital of the Company upon completion of the Subscription and Shareholders Agreement is 932,731 Ordinary Shares and 67,269 Preference Shares.

7. The Directors are hereby generally authorised pursuant to the Act to allot shares up to an aggregate nominal amount equal to the authorised share capital of the Company at the date of adoption of these Articles provided, that the authorised but unissued Ordinary Shares at the time of execution of these Articles shall only be issued for purpose of conversion of the Preference Shares. Any increase in the authorised share capital of the Company other than for the purpose of an issue of Ordinary Shares permitted under Article 10.2(a) of the Subscription and Shareholders' Agreement as falling outside of Reserved Matters, requires I Director Consent. The Directors are required to register a transfer of shares pursuant to enforcement of any pledge of the Shares.

8. Before issuing any new Shares (with the exception of (i) Shares issued upon conversion of the Preference Shares and (ii) any issue that falls outside of Reserved Matters under Clause 10.2(a) of the Subscription and Shareholders' Agreement), the Company shall offer the new Shares for subscription to each of the Investors in accordance with Articles 8 to 10 (inclusive);

(a) the Shares shall be offered for subscription in cash and on the same terms to each Investor in proportion to the number of issued Preference Shares and Exchangeable Bonds (on an as-converted, as-exchanged basis) held by such Investor as at the close of business on the date prior to such offer on the basis that an Investor may take up all or part or none of the Shares offered to it;

(b) each offer from the Company pursuant to Article 8(a) shall be made by notice in writing (the NEW ISSUE NOTICE) specifying the number of Shares to which the Investor is entitled and a time limit (being not less than fourteen (14) days from the date of the Notice) within which if the offer is not accepted in writing it will be deemed to be declined;

(c)  any Investor who accepts the offer shall confirm in its acceptance either:

     (i) that it would accept, on the same terms, Shares (specifying a maximum number) that have not been accepted by other Investors (EXCESS NEW ISSUE SHARES); or

     (ii) that it would not accept any Excess New Issue Shares;

(d) if an Investor who accepts the offer fails to make a confirmation in the terms of Article 8(c)(i), he shall be deemed to have made a confirmation in the terms of Article 8(c)(ii).

(e) Excess New Issue Shares shall be allotted to each relevant Investor who has indicated that he will accept Excess New Issue Shares in proportion to the number of issued Preference Shares and Exchangeable Bonds (on an as-converted, as-exchanged basis) it holds, as compared with the aggregate number of issued Preference Shares and Exchangeable Bonds (on an as-converted, as-exchanged basis) held by all those Investors who have indicated that they would accept Excess Shares provided that no such Investor shall be allotted more Excess New Issue Shares than the maximum number of Excess New Issue Shares such Investor has indicated he is willing to accept.

9. Upon expiry of the time limit for acceptance of an offer made pursuant to
Article 8(b) or upon receipt by the Company of an acceptance or refusal of each offer made by the Company, the Board shall only be entitled to dispose of any Shares offered to Investors and which are not required to be allotted in accordance with the foregoing provisions on the same (or better) terms as those offered to the Investors, within ninety (90) days of the date of the offer and in such manner as the Board may think most beneficial to the Company.

10. Where any allotment referred to in Article 9 would result in a fractional allotment, the Board may in its absolute discretion round up or down such fractional allotments provided that the aggregate number of Shares allotted by the Company is not greater than the number of Shares whose issue the Investor accepted and provided that such rounding does not result in an Investor being allotted more Shares than he has indicated he is willing to accept.

11. For Share issues which fall outside of Reserved Matters under Clause 10.2(a) of the Subscription and Shareholders' Agreement, the Investors shall be offered such portion of the issue to maintain the percentage of the Ordinary Shares to which they would be entitled prior to such issue assuming full conversion and exchange of the Preference Shares and the Exchangeable Bonds and Articles 8 to 10 shall apply mutatis mutandis.

THE PREFERENCE SHARES

12. The rights attaching to the Preference Shares are as follows:

(a) the holders of Preference Shares shall be entitled, in priority to the holders of any other class of Shares in the Company's share capital, a fixed cumulative preferential dividend (in aggregate, the PREFERENCE DIVIDEND) at the rate of five per cent. per annum on the Subscription Price of each Preference Share held by them respectively;

(b) the Preference Dividend shall accrue on a daily basis and shall be payable, together with any accrued Preference Dividend Interest, in cash in US dollars annually in arrears on the date that is three Business Days after 31 December in respect of the year ending on that date. The first such payment shall be made on the date that is three Business Days after 31 December 2004 in respect of the period from the date of issue of the Preference Shares concerned until 31 December 2004. If the Preference Dividend (or any part of it) is not paid on any such date there shall accrue to the holder of each Preference Share an entitlement to receive a further dividend (the PREFERENCE DIVIDEND INTEREST) of an amount of LIBOR (on the date on which such Preference Dividend becomes payable) plus three per cent. per annum of the Preference Dividend which is due but not paid from the relevant dividend payment date until the date of actual payment, compounded annually. The Preference Dividend and Preference Dividend Interest shall be paid to the holders of the Preference Shares on the relevant dividend payment date;

(c) the provisions of Articles 12(a) and (b) are subject to any restrictions on the payment of dividends imposed by law. Where, because of such restrictions, the Company cannot pay the full amount of the Preference Dividend and Preference Dividend Interest it shall on the due date pay (on a pro-rata basis) so much thereof as, subject to such restrictions, it can and the balance when such restrictions cease to apply. On the date that such restrictions cease to apply, the Preference Dividend and Preference Dividend Interest shall, without the need for any resolution of the Board of Directors or the Company in general meeting (and notwithstanding anything contained in regulations 88 to 94 (inclusive) of Table A), become a debt due from and immediately payable by the Company to the relevant holders pro rata to the numbers of Preference Shares held by each of them;

(d) so far as permitted by law, the Company shall cause each of its Subsidiaries to make such distributions to the Company as shall enable it to pay the Preference Dividend, Preference Dividend Interest and redemption entitlements on the dates specified in Articles 12(a), (h) and (i)

(e) on a distribution of assets of the Company among its members on a winding up or other return of capital (other than a redemption or purchase by the Company of the Preference Shares), the holders of the Preference Shares shall be entitled, in proportion to the numbers of Preference Shares held by each of them and in priority to any holder of any other class of Shares, to receive an amount equal to the aggregate of the Subscription Price of each Preference Share and a sum equal to any arrears and accruals of the Preference Dividend and Preference Dividend Interest (whether earned or declared or not) remaining unpaid on such Preference Shares calculated up to and including the date of the commencement of the winding up or (in any other case) the date of the return of capital;

(f) in addition to the rights specified in Articles 12(a) to (e) (inclusive), for any Financial Year in which the Company intends to make a distribution to Shareholders, in the event that the distribution produces Excess Return as defined below, the Preference Shares shall be entitled to an additional participating dividend (PARTICIPATING PREFERENCE DIVIDEND) in accordance with the following formula:

                                      (1-b)
     EXCESS RETURN = D_O-(D_PF+D_EB)-(----- X (D_PF+D_EB))
                                       b

                                           P
     PARTICIPATING PREFERENCE DIVIDEND = (---) X Excess Return (declared and
                                          TSC
     payable)

                    EB
     EB PREMIUM = (---) X Excess Return (declared and payable)
                   TSC

                                        (OS)
     PARTICIPATING ORDINARY DIVIDEND = (----) X Excess Return (declared and
                                        TSC
     payable)

     where,

     D_O = The total amount for distribution to Shareholders in a Financial Year (regardless of whether such dividend is paid out) including the Preference

     Dividend, Participating Preference Dividend and all dividends on the Ordinary Shares (including the EB Dividend)

     D_PF = Preference Dividend that has been paid in such Financial Year

     D_EB = EB Dividend (less any EB Premium) that has been paid in such Financial Year

     b = Percentage of outstanding shareholdings held by Investors on an as-

                                      (P + EB)
     converted, as-exchanged basis = (--------)
                                         TSC

     P = Number of Ordinary Shares that would result from the conversion of all Preference Shares outstanding

     EB = Number of Ordinary Shares that would result from the exchange of all exchangeable Bonds outstanding

     OS = Number of Ordinary Shares outstanding less EB

     TSC = Total number of Ordinary Shares that would be outstanding when Investors have fully converted their Preference Shares = P + OS + EB

If for example, D_O = US$6,000,000

Excess Return = US$6,000,000 - ($265,000+$1,035,000) - ((1-33%)/33%)*
($265,000+$1,035,000) = $2,060,606

Participating Preference Dividend = (67,269/1,000,000) * $2,060,606 = $138,615
EB_Premium = (262,731/1,000,000) * $2,060,606 = $541,385
Participating Ordinary Dividend = (670,000/1,000,000) * $2,060,606 = $1,380,606

(g) the holders of Preference Shares shall be entitled to receive notice of and to attend any general meetings of the Company, and every holder of Preference Shares shall be entitled to present in person or by proxy (or, being a corporation, by a duly authorised representative or by proxy) and shall have one vote for every Preference Share held by him;

(h) the Company shall, upon written demand from one or more holders of the Preference Shares copied to all other holders of Preference Shares, redeem all or some of the Preference Shares of such holder(s), in accordance with the written demand of such holder(s), provided that the Company shall be required to redeem at least 30% of the total outstanding Preference Shares of such holder(s) within the initial three-month period following such demand. The remaining Preference Shares (if any) for which such holder has requested redemption shall be redeemed within six months after the issuance of the initial written demand. If the Company cannot redeem such remaining Preference Shares after the expiry of such six-month period, the redeeming

     Preference Share holder(s) may, at its sole discretion, extend another three months. Such demand may be made by a holder of Preference Shares either

     (i) at any time after the third anniversary of the date of issuance of the Preference Shares;

     (ii) at any time after the Company or any of its Subsidiaries receives a demand letter in respect of any loan or guarantee obligation or other financial indebtedness which causes the cumulative outstanding obligations of the Company Group under all such demand letters to exceed RMB50,000,000;

     (iii) within ninety (90) days after the failure to remedy a breach of the post-completion undertaking listed under Clauses 6.1(h) or 10.1 of the Subscription and Shareholders' Agreement;

     (iv) the consolidated, audited after-tax net profit of the Company for the 2003 Financial Year is below US$13,647,343; or

     (v) at any time after the third anniversary of the date of issuance of the Preference Shares if during the three-year period after such issuance, any of the BVI Holdcos or their appointed Director(s) object to a proposed Listing for which the Company is eligible, and the Company has not completed a Listing as a result thereof.

     Upon the date on which any of the Preference Share holders make demand under Article 12(h)(ii), the redemption entitlements shall become a debt due from and payable by the Company to the relevant holders pro rata to the numbers of Preference Shares held by each of them to the extent the Company has distributable profits. For the avoidance of doubt, the exercise of redemption rights under the conditions in Articles 12(h)(i), (ii), (iv) or
     (v) shall not be subject to any time limitation or implied waiver;

(i) the Company may at any time after the expiry of 45 months from the date of issuance of the Preference Shares serve written notice of mandatory redemption of all (but not part) of the outstanding Preference Shares by not less than three months' notice to holders of the Preference Shares. For the avoidance of doubt, each of the Preference Share holders shall be entitled to exercise its conversion rights by notice to the Company in accordance with Article 14, and such conversion shall take precedence over the proposed redemption. If the Company redeems at least 50% of the outstanding Preference Shares within three months after the date of issuance of such written notice, the conversion rights of all outstanding Preference Shares shall lapse. The remaining Preference Shares (if any) shall be redeemed six months after the issuance of the initial written demand by the Company. If any Issuer of Exchangeable Bonds issues a notice pursuant to Condition 9(b) in the Bond Certificate (as defined in the EB Subscription Agreement), the Company shall be deemed to have served notice to redeem all of the outstanding Preference Shares;

(j) upon a Sale, without prejudice to the right of each holder of Preference Shares to exercise conversion rights prior to the Sale, all outstanding Preference

     Shares for which the holders have not exercised conversion rights shall be redeemed and if the Company is not in a position to redeem all outstanding Preference Shares at the time of a proposed Sale, then no Sale shall be permitted unless on such Sale the proposed transferee or some other party acquires all the Preference Shares at an amount per Preference Share equal to the amount payable on redemption (the redemption date being the completion date of the Sale) as calculated in accordance with Article 12(m)(ii), such amount to be payable in full on completion of the Sale;

(k) immediately prior to completion of a Listing, all the outstanding Preference Shares shall be converted into Ordinary Shares;

(l) the Company shall be able to use all funds available for the purpose of redeeming Shares under the Act, including making payments out of capital, as the Directors may in their discretion determine. Redemption of the Preference Shares is subject to any restrictions on redemption set out in the Act. Where, because of such restrictions, the Company is unable to redeem Preference Shares otherwise required to be redeemed by these Articles, the Company shall redeem on a pro-rata basis as many of the Preference Shares as, subject to such restrictions, it can and the balance as soon as possible after the date when those restrictions cease to apply. For the avoidance of doubt, any Preference Shares for which a redemption notice is served under Articles 12(h) or 12(i) which the Company fails to redeem in accordance with the redemption schedules set out in 12(h) and 12(i) shall remain outstanding until redeemed in cash, and all rights of such Preference Shares shall continue save for any lapse of conversion rights as provided under Article 12(i) for redemption exercised by the Company;

(m)  each Preference Share shall be redeemed in cash at either:

     (i) the higher of (a) the Subscription Price plus the amount required to produce an 8 percent annually compounded return on the Subscription Price (less any Preference Dividends or Participating Preference Dividends accrued, declared or paid up to the Redemption Date) for the period from the date of Subscription to the Redemption Date, or (b) an amount equivalent to the Non-Listing Redemption Premium divided by the number of Preference Shares outstanding; or

     (ii) the Subscription Price plus the amount required to produce an 8 percent annually compounded return on the Subscription Price (less any Preference Dividends or Participating Preference Dividends accrued, declared or paid up to the Redemption Date) for the period from the date of Subscription to the Redemption Date.

     The redemption amount for the Preference Shares shall be calculated in accordance with Article 12(m)(i) in the event that redemption is exercised at any time after a redemption triggering event in Article 12(h)(v) has occurred. Otherwise, the redemption amount for the Preference Shares shall be calculated in accordance with Article 12(m)(ii). For the purposes of
     Article 12(h)(v), "eligibility" with respect to a Listing shall only be met if:

     (1) the relevant stock exchange has approved the Listing in principle with no condition, liability or commitment on any of the Shareholders and/or the Directors and/or their affiliates;

     (2)  the underwriting syndicate has been formed;

     (3) the offer price shall be made on the basis that the market capitalisation of the Company shall not be less than (i) US$115,000,000 and (ii) a price/earnings ratio of 8.6 with respect to the audited net profit after tax of the Company for the previous Financial Year prior to the Listing; and

     (4)  the Investors have agreed to lock-ups required by the underwriters.

     The redemption shall be without prejudice to the right of the holder thereof to receive the Preference Dividend and Preference Dividend Interest (together with any arrears and accruals of the Preference Dividend and Preference Dividend Interest (whether earned or declared or not) calculated up to and including the Redemption Date) due in accordance with Articles 12(a) and 12(b) on the Redemption Date of that Preference Share. The Preference Dividend and Preference Dividend Interest on the Preference Shares to be redeemed will cease to accrue on the Redemption Date of such Preference Shares;

(n) each redemption of some but not all of the Preference Shares shall be made amongst the holders thereof pro rata to their holdings of Preference Shares, subject to rounding up or down at the Directors' absolute discretion if the allocation results in any fractions;

(o) a holder of Preference Shares that also holds outstanding Exchangeable Bonds shall exercise redemption rights on its Preference Shares and Exchangeable Bonds pro rata (on an as-converted, as-exchanged basis) to ensure that its Exchangeable Bonds and Preference Shares are redeemed simultaneously. The Company shall also procure that upon making a demand for redemption of all outstanding Preference Shares in accordance with
     Article 12(i), the BVI Holdcos shall simultaneously make a demand for redemption of all outstanding exchangeable bonds with the completion of redemption for the Preference Shares and Exchangeable Bonds to occur simultaneously. Any redemption of Preference Shares (whether by demand of the Company, demand by a Preference Share holder or otherwise) shall be conditional on the performance by the BVI Holdcos of their obligations to redeem the Exchangeable Bonds unless such condition is waived by the relevant Preference Share holder(s);

(p) upon delivery of a Preference Share certificate to the office for redemption (or an indemnity in a form reasonably satisfactory to the Board of Directors in respect of any lost Preference Share certificate) the Company shall pay to the holder thereof (or the first named holder in the register of members of the Company if more than one) the amount due to him in respect of such redemption (and any Preference Dividend and Preference Dividend Interest

     (together with any arrears and accruals of the Preference Dividend and Preference Dividend Interest (whether earned or declared or not) calculated up to and including the Redemption Date) due in accordance with Articles 12(a) and 12(b)) and shall cancel the share certificate. Pending delivery of such Preference Share certificate or indemnity in respect of any Preference Shares to be redeemed, the Company shall on the Redemption Date pay the amount due in respect of the redemption of those Preference Shares (and any Preference Dividend and Preference Dividend Interest (together with any arrears and accruals of the Preference Dividend and Preference Dividend Interest (whether earned or declared or not) calculated up to and including the Redemption Date) due in accordance with Articles 12(a) and 12(b)) into a separate bank account in the Company's name and if and when the holder shall deliver up his Preference Share certificate or certificates and/or indemnity for the relevant Preference Shares to the Company he shall thereupon be paid such amount, without interest. If any Preference Share certificate and/or indemnity so delivered to the Company includes any Preference Shares which are not to be redeemed on that occasion a fresh Preference Share certificate for such unredeemed Preference Shares shall be issued to the holder, without charge, as soon as practicable and in any event within fifteen (15) Business Days of redemption.

THE ORDINARY SHARES

13. The rights and restrictions attaching to the Ordinary Shares are as follows:

(a) subject to the terms of the Subscription and Shareholders' Agreement and the rights of the holders of any other class of Shares as provided in these Articles, the holders of Ordinary Shares shall be entitled to receive such dividends out of the profits or share premium of the Company available for distribution as are resolved under the Articles to be distributed in respect of any Financial Year, provided that the EB Dividend portion of any declared dividend payable to the BVI Holdcos or their transferees shall be paid by the Company directly to the Investors on behalf of the BVI Holdcos or their transferees;

(b) Notwithstanding Article 13(a) and save as provided in the Subscription and Shareholders' Agreement, no dividend shall be declared or paid to a holder of the Ordinary Shares (excluding the EB Dividend) if there are any Preference Shares in issue unless and until:

     (i) the Preference Dividend and any accrued Preference Dividend and any accrued Preference Dividend Interest have been paid in full in respect of that financial year and in respect of all previous financial years of the Company;

     (ii) all Preference Shares for which redemption has been demanded in accordance with Article 12 have been duly redeemed and the redemption monies have been paid in full to the persons entitled thereto; and

     (iii) the Participating Preference Dividend for such Financial Year (if any) is simultaneously declared and paid.

(c) on a distribution of assets of the Company among its members on a winding up or other return of capital (other than a redemption or purchase by the Company of its own Shares), the holders of Ordinary Shares shall be entitled (such entitlement ranking after satisfaction in full of the rights of the holders of the Preference Shares) to:

     (i)  receive the amount paid up on their holdings of Ordinary Shares; and

     (ii) participate in any surplus so arising in proportion to the number of Ordinary Shares held by each of them;

(d) subject to regulation 56 of Table A, on a show of hands and on a poll every holder of an Ordinary Share who (being an individual) is present in person or by proxy or (being a corporation) is present by a duly authorised representative or by proxy shall have one vote for every Ordinary Share of which he is the holder.

CONVERSION

14. Conversion rights of the Preference Shares shall be handled as follows:

(a) each holder of Preference Shares shall have the right at any time to convert part or all of the Preference Shares held by him into Ordinary Shares at the rate calculated in Article 14(b) by delivering a notice to that effect to the Company;

(b) the rate at which the Preference Shares shall be converted into Ordinary Shares shall be one Ordinary Share for every one Preference Share as adjusted as provided in Article 14(g) (the CONVERSION RATE);

(c) if any holder of Preference Shares wishes to exercise his right to convert the same into Ordinary Shares under Article 14(a), he shall deliver written notice of the election, together with the certificate or certificates for the Preference Shares to be converted, to the Company at least fourteen
     (14) days prior to the date on which he proposes that conversion should take place. The Company shall issue and deliver to such holder a certificate or certificates for the number of Ordinary Shares to which such holder is entitled. In the meantime, transfers shall be certified against the register;

(d) on the date of conversion the Company shall pay a dividend in accordance with the provisions of the Act and these Articles to the holders of the Preference Shares being converted of a sum equal to any arrears or accruals of the Preference Dividend and Preference Dividend Interest calculated on a daily basis to the date of conversion provided that, if the Company has insufficient profits available for distribution and the Company is thereby prohibited from paying dividends by the Act, such arrears or accruals shall (notwithstanding, regulations 88 to 94 inclusive contained in Table A or any other provision of the Articles and in particular notwithstanding that there has not been a recommendation of the directors or resolution of the Company in general meeting) be a debt due from the Company and the cash equivalent thereof shall be payable in priority to any other dividend;

(e) if a holder of Preference Shares gives notice of conversion to the Company under Article 14(a) within forty-five (45) days after commencement of the winding up of the Company, he shall be treated as if his Preference Shares had been converted into Ordinary Shares immediately prior to commencement of the winding up, and his entitlement in the liquidation of the Company shall be calculated accordingly;

(f) upon conversion, the Preference Shares shall be redeemed in exchange for Ordinary Shares authorized for that purpose which shall be issued in accordance with the Conversion Rate specified in Article 14(b) and the Company shall be able to use all funds available for the purpose of redeeming shares under the Act, including making payments out of capital, as the Directors may in their discretion determine.

(g) upon the happening of any of the events specified in this Article 14(g) while any Preference Shares remain capable of being converted into Ordinary Shares, the following provision shall apply:

          if the Company shall make an issue of Ordinary Shares by way of capitalisation of profits or reserves (including any share premium account and capital redemption reserve) to the holders of Ordinary Shares, then the Conversion Rate shall be adjusted by agreement between the Board of Directors (with I Director Consent) (acting reasonably) and the holder(s) of the Preference Shares which are yet to be converted of, as determined by the Auditors provided that such holder(s) shall not in any way be prejudiced by such issue; and

          if the Ordinary Shares shall be subdivided into a greater number of Shares or consolidated into a lesser number of Shares, the Conversion Rate shall, concurrently with the effectiveness of such subdivision or consolidation, as applicable, be adjusted by agreement between the Board of Directors (with I Director Consent) (acting reasonably) and the holder(s) of the Preference Shares which are yet to be converted or, in default of agreement, as determined by the Auditors provided that such holder(s) shall not in any way be prejudiced by such issue.

GENERAL PROVISIONS RELATING TO CLASS RIGHTS

15. Subject to the provisions of the Act, if at any time the capital of the Company is divided into different classes of Shares, all or any of the rights for the time being attached to any class of Shares in issue may (unless otherwise provided by the terms of allotment of the Shares of that class) from time to time (whether or not the Company is being wound up) be varied or abrogated either:

(a) with the consent in writing of the holders of three-fourths in nominal value of the issued Shares of each class, which consent shall be by means of one or more instruments or contained in one or more electronic communications sent to such address (if any) for the time being notified by or on behalf of the Company for that purpose or a combination of both; or

(b) with the sanction of an extraordinary resolution passed at a separate general meeting of the holders of each class of Shares.

16. For the purposes of Article 15, if at any time the capital of the Company is divided into different classes of Shares, unless otherwise expressly provided by the terms of their issue, the rights attached to any class of Shares shall not be deemed to be varied by:

(a) the creation or issue of further Shares ranking or equally with, or subsequent to, that class of Shares; or

(b)  the purchase or redemption by the Company of its own Shares.

17. All the provisions of these Articles relating to general meetings of the Company or to the proceedings at general meetings shall apply, mutatis mutandis, to every such separate general meeting referred to in Article 15 above, except that:

(a) at an adjourned meeting the necessary quorum shall be one person holding Shares of the class or his proxy;

(b) every holder of Shares of the class shall, on a poll, have one vote in respect of every Share of the class held by him; and

(c) a poll may be demanded by any one holder of Shares of the class whether present in person or by proxy.

RIGHTS AND SECURITY INTERESTS OVER SHARES

18. Save with prior Investor Consent and save for (i) transfers of Shares permitted to be registered in accordance with the terms herein and (ii) a pledge of Shares to the Investors in connection with the EB Subscription Agreement, no BVI Holdco shall:

(a) grant, declare, create or dispose of any Interest in any Shares or deal, in any other manner, with the legal title to, or the beneficial ownership of any Shares; or

(b) create or permit to exist any Security Interest over any Shares or any Interest in any Share.

TRANSFER OF SHARES

19. No BVI Holdco nor any of its Permitted Transferees shall transfer any Shares or any interest in any Share until after (i) the third anniversary of the date of issuance of the Preference Shares and (ii) all Preference Shares for which a holder has made written demand for redemption have been redeemed by the Company, save:

(a) with prior Investor Consent (which consent may be given subject to conditions or restrictions); or

(b)  to a Permitted Transferee.

20. Save with prior Investor Consent, the person acquiring any Share (if such person is not already a party to the Subscription and Shareholders' Agreement whether as an original party or by having executed a Deed of Adherence) shall enter into and deliver to the Company a Deed of Adherence in a legally binding manner.

21. The Directors shall not register the transfer of any Share or any Interest in any Share if:

(a) for any of the BVI Holdcos, the transfer is not effected in compliance with the terms herein (including Article 19 (Initial Lock-up), Articles 33 to 39 (inclusive) (Pre-emption) and Articles 44 to 50 (inclusive) (Tag-Along) ; or

(b) for any of the Investors as the transferor, the transfer is to a Competitor,

and  any transfer made in breach of these Articles shall be void.

22. The Directors may refuse to register any transfer of Shares which are not fully paid or on which the Company has a lien.

23. For the purposes of these Articles, the following shall be deemed (but without limitation) to be a transfer by a holder of Shares of an Interest in Shares:

     (a) for the BVI Holdcos, a Change-of-Control;

     (b) any direction (by way of renunciation or otherwise) by a holder entitled to an allotment or transfer of Shares that a Share be allotted or issued or transferred to some person other than himself; and

     (c) any sale or any other disposition (including by way of mortgage, charge or other Security Interest) of any Interest in a Share (including any voting right attached to it), (i) whether or not by the relevant holder,
     (ii) whether or not for consideration, and (iii) whether or not effected by an instrument in writing,

24. To enable the Board of Directors to determine whether or not there has been any transfer of Shares or an Interest in Shares in breach of these Articles, the Board of Directors may, and shall if so requested with Investor Consent, require any holder or the legal personal representatives of any deceased holder or any person named as transferee in any transfer lodged for registration, or such other person as the Board of Directors may reasonably believe to have information relevant to such purpose, to furnish to the Company such information and evidence as the Board of Directors may think fit regarding any matter which they deem relevant to such purpose.

25. Failing such information or evidence being furnished to enable the Board of Directors to determine to its reasonable satisfaction that no such breach has occurred, or if as a result of such information and evidence the Board of Directors is reasonably satisfied that such breach has occurred, the Board of Directors shall forthwith notify the holder of such Shares or Interest in Shares in writing of that fact and, if the holder fails to provide such information or evidence or remedy such breach within ten (10) Business Days of receipt of such written notice, then:

(a) the relevant Shares shall cease to confer upon the holder thereof (or any proxy thereof) any rights:

     (i) to vote (whether on a show of hands or on a poll and whether exercisable at a general meeting of the Company or at any separate meeting of the class in question);

     (ii) to receive dividends or other distributions (other than the amount paid-up (including any premium) on the relevant Shares upon a return of capital);

     (iii) otherwise attaching to such Shares; or

     (iv) to any further Shares issued in right of such Shares or in pursuance of an offer made to the relevant holder; and

(b) the holder may be required (by notice in writing to such holder from the Board of Directors) at any time following such notice to transfer some or all of his Shares to such person(s) and at a Fair Price.

The rights referred to in (a) above shall be reinstated by the Board of Directors once the failure to provide information satisfactory to the Board, or to remedy the breach, is remedied and may be reinstated by the Board of Directors with Investor Consent or, if earlier, upon the completion of any transfer referred to in (b) above.

26. If a holder defaults in transferring Shares to be transferred pursuant to
Article 25(b) (the RELEVANT SHARES):

(a) the chairman for the time being of the Company or, failing him, one of the I Directors, shall be deemed to be the duly appointed agent of the holder with full power to execute, complete and deliver in the name and on behalf of the holder all documents necessary to give effect to the transfer of the Relevant Shares to the relevant transferee;

(b) the appointment referred to in Article 26(a) shall be irrevocable and is given by way of security for the performance of the obligations of the holder of the Relevant Shares under these Articles;

(c) the Board of Directors may receive and give a good discharge for the purchase money on behalf of the holder and enter the name of the transferee in the register of members or other appropriate register as the holder by transfer of the Relevant Shares;

(d) the Board of Directors shall forthwith pay the purchase money into a separate bank account in the Company's name and if and when the holder shall deliver up his share certificate or certificates for the Relevant Shares to the Company (or an indemnity in a form reasonably satisfactory to the Board of Directors in respect of any lost share certificate) he shall thereupon be paid the purchase money, without interest and less any sums owed to the Company by the holder pursuant to these Articles or otherwise;

(e) if such share certificate (or indemnity) shall comprise any Shares which the holder has not become bound to transfer as aforesaid the Company shall issue to him a balance share certificate for such Shares; and

(f) the Company shall ratify and confirm whatever the person appointed pursuant to Article 26(a) shall do or purport to do by virtue of Article 26 and the Company shall indemnify such person against all actions, proceedings, claims, costs, expenses and liabilities of every description arising from the exercise or the purported exercise in good faith of any of the powers conferred by this Article 26 and notwithstanding that they may have arisen as a result of a lack of care on the part of such person.

27. An obligation to transfer a Share under these Articles shall be deemed to be an obligation to transfer the entire legal and beneficial interest in such Share free from any lien, charge or other encumbrance.

28. Subject to Articles 19 to 30 (inclusive), and Article 43, a Shareholder may at any time transfer any of the Shares held by it in the following ways:

(a) Shares may be transferred by a Shareholder to a person who is to hold such Shares as his nominee but any transfer by such nominee shall be subject to the same restrictions as though it were a transfer by the original Shareholder itself;

(b) Shares may be transferred by a nominee to the beneficial owner of such Shares or to another nominee of the same beneficial owner;

(c) Shares held by Heng Xing Yue Investments Limited may be transferred to employees of the Company Group;

(d) any member to whom Shares have been transferred by any person pursuant to this Article 28 may transfer all or any Shares back to the original transferor or to any other person to whom the original transferor, if it still held such Shares, would have been able to transfer them under this
     Article 28; and

(e) transfer among the BVI Holdcos provided that Guoren Industrial Developments Limited may only acquire rather than dispose of Shares. For the avoidance of doubt, the Investors shall not be subject to any transfer restrictions under these Articles other than transfer to a Competitor and may freely transfer their shares to any transferee other than a Competitor regardless of whether such transferee is a Permitted Transferee.

29. Save in the case of transfers made in accordance with Article 28, in the event that any person to whom Shares are transferred pursuant to Article 28 ceases to be within the required relationship to the original holder of such Shares, the holder of such Shares shall without delay notify the Company that such change of relationship has occurred and transfer such Shares back to the member who originally held them or to such other person if any (designated by such original member) to whom such original member, if it still held such Shares, would have been able to transfer them under Article 28. If the holder of such Shares fails to transfer the Shares pursuant to this Article 29 within ten
(10) Business Days of such change of relationship, the provisions of Article 26 (references therein to the holder, Relevant Shares, transferee and documents being construed in accordance with the provisions of this Article) shall apply mutatis mutandis.

30. In the event that any BVI Holdco passes a resolution to commence a liquidation or winding up or has a winding up petition presented which is not discharged or contested in good faith within thirty (30) Business Days or has a receiver or administrator appointed to it (or any analogous proceedings in any jurisdiction), the holder of such Shares shall without delay notify the Company of such event and transfer such Shares back to the member who originally held such Shares or to such other person if any (designated by such member) to whom such original member, if it still held such Shares, could transfer such Shares pursuant to Article 28. If the holder of such Shares fails to transfer the Shares pursuant to this Article 30, within ten (10) Business Days of such event, the provisions of Article 26 (references therein to the holder, Relevant Shares, transferee and documents being construed in accordance with the provisions of this Article) shall apply mutatis mutandis.

31. The price at which Shares referred to in Articles 27 and 30 shall be transferred pursuant to Article 26 shall be the Fair Price as at the Business Day immediately following the end of the ten (10) Business Day period referred to in Articles 26 and 30.

32. Save in the case of transfers of Shares made:

(a)  in accordance with the Investor Consent; or

(b)  in accordance with Article 28 (Permitted Transfers); or

(c)  in accordance with Articles 25, to 31 (inclusive) (Forced Transfers);

any BVI Holdco (the OFFEROR) proposing to transfer any Shares, before transferring such Shares, shall serve a transfer notice on the Company (the TRANSFER NOTICE).

33. The Transfer Notice:

(a)  shall specify:

     (i)  the number of Shares proposed to be transferred (the OFFERED SHARES);

     (ii) the name and address of the third party to whom the Shares are to be transferred;

     (iii) the nature of such transfer; and

     (iv) the price (which, unless prior Investor Consent to the contrary is obtained, shall be a cash price) at which the transfer of the Shares is proposed to be made (the PRICE);

(b) shall be accompanied by the share certificate(s) in relation to the Offered Shares;

(c) may include a provision that unless all the Shares comprised therein are sold none shall be sold in which case the Offeror shall not be obliged to complete any sales pursuant to Articles 32 to 41 (inclusive) unless such provision is satisfied in full;

(d)  may not include any provisions not specified in this Article 33; and

(e) shall constitute the Company as agent of the Offeror for the sale of the Offered Shares at the Price in accordance with the provisions of Articles 32 to 42 (inclusive)

(the OFFERED TERMS).

34. Subject to Article 33, no Transfer Notice once given in accordance with these Articles shall be withdrawn unless the Offeror is obliged to procure the making of an offer pursuant to Article 34 and is unable to procure it. In that event the Offeror shall be entitled to withdraw such Transfer Notice, without liability to any person, prior to completion of any transfer.

35. As soon as practicable (and not longer than five (5) Business Days after receipt of the Transfer Notice, the Company shall give notice (the OFFER NOTICE) in writing to each of the Investors of their right to purchase the Offered Shares at the Price in proportion to the numbers of Preference Shares and Exchangeable Bonds (calculated on an as-converted, as-exchanged basis) held by them as at the close of business on the date prior to the date of the Offer Notice. The Offer Notice shall:

(a) specify the number of Offered Shares that are offered to the relevant Shareholder and the price per Share (being the Price (or, if applicable, the Fair Price), at which the Offered Shares are offered;

(b) be expressed to be open for acceptance for twenty (20) Business Days from the date of service;

(c) be irrevocable, save with respect to the circumstances described in Article 34; and

(d) be subject to no other terms save for the Offered Terms and shall specify that it shall be governed by the laws of Hong Kong and that completion of the sale of the Offered Shares shall be effected at the office by delivery of the duly executed transfers in respect of the Offered Shares accompanied by share certificates in respect thereof, against a bankers' draft in respect of the purchase price therefor together with any stamp duty payable thereon.

36. Each of the Investors may at any time before the expiry of the period specified in Article 35(b) either (i) serve written notice (the BUY NOTICE) upon the Company of its desire to purchase all or any of the Offered Shares offered to it on the terms set out in the Offer Notice or (ii) serve written demand on the Company for redemption of part or all of its Shares in accordance with
Article 12(h). If any Investor fails to serve a Buy Notice within the terms of this Article 36 it shall be deemed to have declined the offer constituted by the Offer Notice. Investors who serve a Buy Notice shall confirm in the Buy Notice either:

(a) that they would accept, on the same terms, Offered Shares (specifying a maximum number) that have not been accepted by other Shareholders (EXCESS OFFERED SHARES); or

(b)  that they would not accept any Excess Offered Shares; and

if any Investor who serves a Buy Notice fails to make a confirmation in the terms of (a) or (b) above, he shall be deemed to have made a confirmation in the terms of (b). A Buy Notice shall be irrevocable without the written consent of the Board of Directors.

37. Any Excess Offered Shares shall be allocated to each of the Investors who have made a confirmation in the terms of Article 36(a) in proportion to the number of Preference Shares and Exchangeable Bonds (on an as-converted, as-exchanged basis) held by such Investor as at the close of business on the date prior to the date of the Offer Notice as a proportion of the total number of Shares (on an as-converted, as-exchanged basis) held by the Investors who have made a confirmation in the terms of Article 36(a), providing that any apportionment shall be made so as not to result in any Investor being allocated more Excess Offered Shares than the maximum number of Excess Offered Shares such Investor has indicated he is willing to accept. Excess Offered Shares shall continue to be allocated on this basis until either all Offered Shares are allocated or all requests for Excess Offered Shares have been satisfied.

38. Upon expiry of the acceptance period pursuant to Article 35(b):

(a) if Buy Notices are served in respect of all of the Offered Shares, the Offeror shall be bound to sell, and the relevant Investors shall be bound to purchase, the respective numbers of Offered Shares specified in such Buy Notices (as scaled back in accordance with Article 37, if applicable) upon the Offered Terms;

(b) if Buy Notices are served in respect of less than the number of Offered Shares offered for sale, the Offeror shall:

     (i) if it has not stated in the Transfer Notice that unless all the Offered Shares are sold none shall be sold, transfer to the relevant Investors the respective numbers of Offered Shares specified in such Buy Notices by way of sale upon the Offered Terms and may either retain the remaining Offered Shares or sell them to a third party in accordance with Article 41; or

     (ii) if it has stated in the Transfer Notice that unless all the Offered Shares are sold none shall be sold, either retain the Offered Shares (including any allocated under Article 37) or sell them to a third party in accordance with Article 41.

39. The Company shall within ten (10) Business Days of the expiry of the acceptance period pursuant to Article 35(b) serve notice on each of the Investors and the Offeror setting out which of the options in Article 38 applies, how many Offered Shares the relevant Investor is required to acquire and on what terms (the FINAL NOTICE).

40. The Investors who gave a Buy Notice shall be bound to buy the Offered Shares that they are required to purchase pursuant to Article 38 within ten (10) Business Days of the Final Notice.

41. If the Offeror is entitled to sell any Offered Shares to a third party purchaser pursuant to Article 38(b), the Offeror may transfer the Offered Shares to the third party purchaser identified in the Transfer Notice for cash consideration at a price not less than the Price provided that:

(a) the third party purchaser (or any undertaking within its group) is not a Competitor and its shareholding would not, in the Directors' reasonable opinion, be materially detrimental to the Company Group's interests;

(b) the transfer is completed within three (3) months after the expiry of the acceptance period referred to in Article 35(b);

(c) the terms applying to such transfer are no more beneficial to the third party purchaser than the Offered Terms; and

(d) the Board of Directors shall refuse registration of the proposed third party purchaser:

     (i) if such transfer obliges the Offeror to procure the making of an offer pursuant to Article 44, until such time as such offer has been made and completed; or

     (ii) if the Offeror had stated in the Transfer Notice that unless all the Shares comprised therein are sold none shall be sold, unless the third party purchaser acquires all the Offered Shares.

42. Where any allocation referred to in Articles 37 to 41 (inclusive) would result in a fractional allocation, the Directors may in their absolute discretion round up or down such fractional allocations providing that the number of Offered Shares allocated does not exceed the total number of Offered Shares and provided that such rounding does not result in an Investor being allotted more Shares than he has indicated he is willing to accept.

43. If a transfer of Shares is proposed to be made pursuant to these Articles but cannot be completed prior to the fulfilment of such regulatory approvals as may be required to enable the Shares to be acquired without breach of any relevant law or regulation, any time period stated in the procedure to be followed under these Articles to effect such transfer shall be deemed to be extended until such time as the relevant regulatory approvals are obtained.

TAG-ALONG RIGHT

44. To the extent that any of the Investors has not exercised its pre-emptive rights under Articles 33 to 39 (inclusive) with respect to all the Offered Shares, such Investor shall have the right, exercisable upon written notice (the CO-SALE NOTICE) to the Offeror, the Company and each other Investor within fourteen (14) days after expiry of the Offer Notice (the CO-SALE RIGHT PERIOD), to participate in such sale of the Offered Shares with its Preference Shares and/or Exchangeable

Bonds on the same terms and conditions as set forth in the Transfer Notice. The Co-Sale Notice shall set forth the number of Preference Shares and/or Exchangeable Bonds (on an as-converted, as-exchanged basis) that such Investor wishes to include in such sale or transfer, which amount shall not exceed the Co-Sale Pro Rata Portion (as defined below) of such Investor and shall contain confirmation by each accepting Investor either:

     (i) that it would exercise in respect of its own Shares or Exchangeable Bonds co-sale rights pursuant to this Article 44 (specifying a maximum number) that have not been exercised by other Investors (EXCESS CO-SALE RIGHTS); or

     (ii) that it would not exercise Excess Co-Sale Rights.

45. To the extent one or more of the Investors exercise such right of participation in accordance with the terms and conditions set forth below, the number of Shares that the Offeror may sell in the transaction shall be correspondingly reduced.

46. Each Investor may sell all or any part of that number of Shares or Exchangeable Bonds (calculated on an as-converted, as-exchanged basis) held by it up to the product obtained by multiplying (x) the aggregate number of the Offered Shares for which pre-emptive rights under Articles 33 to 39 (inclusive) have not been exercised by (y) a fraction, the numerator of which is the number of Preference Shares and/or Exchangeable Bonds (on an as-converted, as-exchanged basis) owned by the Investor at the time of the sale or transfer and the denominator of which is the aggregate of the numerator and the number of Ordinary Shares held by the Offeror (CO-SALE PRO RATA PORTION).

47. To the extent that any Investor does not participate in the sale to the full extent of its Co-Sale Pro Rata Portion, the Offeror and the participating Investors shall, within five (5) days after the end of such Co-Sale Right Period adjust the Co-Sale Pro Rata Portion of the Investors exercising Excess Co-Sale Rights pro rata in accordance with the proportion with the number of Preference Shares and/or Exchangeable Bonds (on a post-conversion, post-exchange basis) held by each Investor exercising Excess Co-Sale Rights,

48. Each participating Investor shall effect its participation in the sale by promptly delivering to the Offeror for transfer to the prospective purchaser one or more certificates, properly endorsed for transfer, which represent the number of Shares and/or Exchangeable Bonds which such Investor elects to sell.

49. The share certificate or certificates (or other instruments, as the case may be) that the participating Investor delivers to the Offeror pursuant to Article 48 shall be transferred to the prospective purchaser in consummation of the sale of the Shares pursuant to the terms and conditions specified in the Transfer Notice, and the Offeror shall concurrently therewith remit to such Investor that portion of the sale proceeds to which such Investor is entitled by reason of its participation in such sale. To the extent that any prospective purchaser or purchasers prohibits such assignment or otherwise refuses to purchase shares or other securities from an Investor exercising its co-sale right hereunder, the Offeror shall not sell to such prospective purchaser or purchasers any Shares unless and until, simultaneously, with such sale, the Offeror shall purchase such Shares from such Investor.

50. To the extent the Investors do not elect to purchase, or to participate in the sale of the Offered Shares subject to the Transfer Notice by exercising its co-sale rights, the Offeror may, not later than ninety (90) days following delivery to the Company and each of the Investors of the Transfer Notice, conclude a transfer of the Shares covered by the Transfer Notice and not elected to be purchased by the Investors or reduced by the exercise of co-sale rights on terms and conditions not materially different from those described in the Transfer Notice. Any proposed transfer on terms and conditions materially different from those described in the Transfer Notice, as well as any subsequent proposed transfer of any Shares by the Offeror, shall again be subject to the pre-emptive rights and the co-sale rights of the Investors and shall require compliance by the Offeror with the procedures described in Articles 32 to 49 (inclusive).

PROCEEDINGS AT GENERAL MEETINGS

51. No business shall be transacted at any meeting unless a quorum is present. Duly authorised representatives of four Shareholders (with one Shareholder being permitted to appoint one representative for such meeting) shall constitute a quorum provided that if a quorum is not present, the Shareholders meeting shall be automatically postponed for five Business Days at the same time and place (and notice to that effect shall be given to all Directors), and a quorum shall be formed when any three Shareholders are present in the manner as aforesaid.

52. A resolution in writing executed by or on behalf of each member who would have been entitled to vote on it if it had been proposed at a general meeting or a meeting of the relevant class of holders of Shares at which he was present shall be as effective as if it had been passed at a general meeting or a meeting of the relevant class of holders of Shares duly convened and held. Such a resolution shall be by means of an instrument or contained in an electronic communication sent to such address (if any) for the time being notified by or on behalf of the Company for that purpose and may consist of several instruments or several electronic communications, each executed in such manner as the Directors may approve by or on behalf of one or more members, or a combination of both.

53. Where for any purpose an ordinary resolution of the Company is required, a special or extraordinary resolution shall also be effective. Where for any purpose an extraordinary resolution is required a special resolution shall also be effective.

VOTES OF MEMBERS

54. The appointment of a proxy, whether by means of an instrument or contained in an electronic communication, shall be executed in such manner as the Directors may approve. Subject thereto, the appointment of a proxy shall be executed by the appointor or his attorney or, if the appointor is a corporation, executed by a duly authorised officer, attorney or other authorised person or under its common seal. For the purposes of this Article and Articles 55, 56 and 57, an electronic communication which contains a proxy appointment need not comprise writing if the Directors so determine and, in such a case, if the Directors so determine the appointment need not be executed but shall instead be subject to such conditions as the Directors may approve.

55. The appointment of a proxy shall be in any usual form or in any other form which the Directors may approve. Subject thereto, the appointment of a proxy may be:

(a)  by means of an instrument; or

(b) contained in an electronic communication sent to such address (if any) for the time being notified by or on behalf of the Company for that purpose, provided that the electronic communication is received in accordance with
     Article 56 before the time appointed for holding the meeting or adjourned meeting or, where a poll is taken more than 48 hours after it is demanded, after the poll has been demanded and before the time appointed for the taking of the poll.

The Directors may, if they think fit, but subject to the provisions of the Act, at the Company's expense send forms of proxy for use at the meeting and issue invitations contained in electronic communications to appoint a proxy in relation to the meeting in such form as may be approved by the Directors. The appointment of a proxy shall not preclude a member from attending and voting in person at the meeting or poll concerned. A member may appoint more than one proxy to attend on the same occasion.

56. The appointment of a proxy shall:

(a) in the case of an instrument, be delivered personally or by post to the office or registered agent within the Cayman Islands as may be specified by or on behalf of the Company for that purpose:

     (i)  in the notice convening the meeting, or

     (ii) in any form of proxy sent by or on behalf of the Company in relation to the meeting,

     before the time appointed for holding the meeting or adjourned meeting at which the person named in the appointment proposes to vote; or

(b) in the case of an appointment contained in an electronic communication, be received at the address specified by or on behalf of the Company for the purpose of receiving electronic communications:

     (i)  in the notice convening the meeting, or

     (ii) in any form of proxy sent by or on behalf of the Company in relation to the meeting, or

     (iii) in any invitation contained in an electronic communication to appoint a proxy issued by or on behalf of the Company in relation to the meeting, before the time appointed for holding the meeting or adjourned meeting at which the person named in the appointment proposes to vote; or

(c) in either case, where a poll is taken more than 48 hours after it is demanded, be delivered or received as aforesaid after the poll has been demanded and before the time appointed for the taking of the poll; or

(d) in the case only of an instrument, where the poll is not taken forthwith but is taken not more than 48 hours after it was demanded, be delivered at the meeting at which the poll was demanded to the chairman or to the secretary or to any Director;

and any proxy appointment which is not delivered or received in a manner so permitted shall be invalid.

57. Any power of attorney or other written authority under which a proxy appointment is executed or an office or notarially certified copy or a copy certified in accordance with relevant Cayman law of such power or written authority shall be:

(a) delivered personally or by post to the office or registered agent within the Cayman Islands as may be specified by or on behalf of the Company in accordance with Article (a), before the time for holding the meeting or adjourned meeting at which the person named in the appointment proposes to vote; or

(b) where a poll is taken more than 48 hours after it is demanded, be delivered as aforesaid after the poll has been demanded and before the time appointed for taking the poll; or

(c) in the case only of a proxy appointment by means of an instrument, where a poll is not taken forthwith but is taken not more than 48 hours after it was demanded, be delivered at the meeting at which the poll was demanded to the chairman or to the secretary or to any Director together with the proxy appointment to which it relates.

58. A vote given or poll demanded by proxy or by the duly authorised representative of a corporation shall be valid notwithstanding the previous determination of the authority of the person voting or demanding the poll unless notice of the determination was delivered or received as mentioned in the following sentence before the start of the meeting or adjourned meeting at which the vote is given or the poll demanded or (in the case of a poll taken otherwise than on the same day as the meeting or adjourned meeting) the time appointed for taking the poll. Such notice of determination shall be either by means of an instrument delivered to the office or registered agent within the Cayman Islands as may be specified by or on behalf of the Company in accordance with Article
(a) or contained in an electronic communication at the address (if any) specified by the Company in accordance with Article (b), regardless of whether any relevant proxy appointment was effected by means of an instrument or contained in an electronic communication. For the purpose of this Article, an electronic communication which contains such notice of determination need not comprise writing if the Directors have determined that the electronic communication which contains the relevant proxy appointment need not comprise writing.

59. A proxy appointment shall be deemed to include the right to demand, or join in demanding, a poll but shall not confer any further right to speak at a meeting, except with the permission of the chairman. The proxy appointment shall also be deemed to confer authority to vote on any amendment of a resolution put to the meeting for which it is given as the proxy thinks fit. The proxy appointment shall, unless it provides to the contrary, be valid for any adjournment of the meeting as well as for the meeting to which it relates.

NUMBER OF DIRECTORS

60. The number of Directors (other than alternate Directors) shall be seven as appointed pursuant to the Subscription and Shareholders' Agreement.

ALTERNATE DIRECTORS

61. A Director (other than an alternate Director) may appoint any other Director and an I Director may appoint any other person (whether or not a Director) who is willing to act to be an alternate Director and may remove from office an alternate Director so appointed by him.

62. A person may act as alternate Director to represent more than one Director, and an alternate Director shall be entitled at meetings of the Directors or any committee of the Directors to one vote for every Director whom he represents (and who is not present) in addition to his own vote (if any) as a Director, but he shall count as only one for the purpose of determining whether a quorum is present.

63. An alternate Director may be reimbursed by the Company for such expenses as might properly have been reimbursed to him if he had been a Director but shall not be entitled to receive any remuneration from the Company in respect of his services as an alternate Director except such part (if any) of the remuneration otherwise payable to his appointor as such appointor may by notice in writing to the Company from time to time direct. An alternate Director shall be entitled to be indemnified by the Company to the same extent as if he were a Director.

64. An alternate Director shall cease to be an alternate Director:

(a)  if his appointor ceases to be a Director; or

(b)  if his appointor revokes his appointment pursuant to Article 58; or

(c) on the happening of any event which, if he were a Director, would cause him to vacate his office as Director; or

(d)  if he resigns his office by notice to the Company.

65. Any appointment or removal of an alternate Director shall be by notice to the Company executed by the Director making or revoking the appointment and shall take effect in accordance with the terms of the notice on receipt of such notice by the Company which shall:

(a) in the case of a notice contained in an instrument, be delivered personally to the secretary or to a Director other than the Director making or revoking the appointment; or

(b) in the case of a notice contained in an instrument, be at the office or at another address designated by the Directors for that purpose; or

(c) in the case of a notice contained in an electronic communication, be at such address (if any) as may for the time being be notified by or on behalf of the Company for that purpose.

POWERS OF DIRECTORS

66. The Directors may exercise the voting power conferred by the shares in any body corporate held or owned by the Company in such manner in all respects as they think fit (including without limitation the exercise of that power in favour of any resolution appointing any of the Directors or any representatives of its members or any of them directors of such body corporate, or voting or providing for the payment of remuneration to the directors of such body corporate).

DELEGATION OF DIRECTORS' POWERS

67. Save as provided in the Subscription and Shareholders' Agreement, the Directors may with I Director Consent delegate any of their powers to any committee consisting of one or more Directors. The Directors may also delegate to any Director holding any executive office such of their powers as the Directors consider desirable to be exercised by him. Any such delegation shall, in the absence of express provision to the contrary in the terms of delegation, be deemed to include authority to sub-delegate all or any of the powers delegated to one or more Directors (whether or not acting as a committee) or to any employee or agent of the Company. Any such delegation may be made subject to such conditions as the Directors may specify, and may be revoked or altered. The Directors may, with I Director Consent, co-opt persons other than Directors on to any such committee. Such co-opted persons may enjoy voting rights in the committee. The co-opted members shall be less than one-half of the total membership of the committee and a resolution of any committee shall be effective only if a majority of the members present are Directors. Subject to any conditions imposed by the Directors, the proceedings of a committee with two or more Directors shall be governed by these Articles regulating the proceedings of Directors so far as they are capable of applying.

68. The Directors may appoint any person to any office or employment having a designation or title including the word "director" or attach such a designation or title to any existing office or employment with the Company and may terminate any such appointment or the use of any such designation or title. The inclusion of the word "director" in the designation or title of any such office or employment shall not imply that the holder is a Director, and the holder shall not thereby be empowered in any respect to act as, or be deemed to be, a Director for any of the purposes of these Articles.

DIRECTORS' EXPENSES

69. The Company shall, upon request, reimburse the Directors all reasonable travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors or general meetings or separate meetings of the holders of any class of shares or otherwise in connection with the discharge of their duties.

APPOINTMENT AND REMOVAL OF DIRECTORS

70. Subject to the Subscription and Shareholders' Agreement, the members may by ordinary resolution appoint (or remove) any person or persons who is or are willing to act to be a Director, either to fill a vacancy or as an additional Director, subject to any maximum for the time being in force. Any Director so appointed shall hold office until he is removed by ordinary resolution or under regulation 71 of Table A (as amended by these Articles).

71. Subject to the Subscription and Shareholders' Agreement, the Directors shall have the power to appoint any person who is willing to act to be a Director, either to fill a vacancy or as an addition to the existing Directors, subject to any maximum for the time being in force. Any Director so appointed shall hold office until he is removed by ordinary resolution or under regulation 71 of Table A (as amended by these Articles).

72. The Directors shall not be subject to retirement by rotation and all references in Table A (other than in regulations 72 to 79 which are excluded) to retirement by rotation are modified accordingly.

DISQUALIFICATION OF DIRECTORS

73. Regulation 71 of Table A is amended by adding before the final full stop the following words:

(a)  he is removed in accordance with Article 70; or

(b) save if he is an I Director or as provided in the Subscription and Shareholders' Agreement, he is requested to resign in writing by not less than three quarters of the other Directors. In calculating the number of Directors who are required to make such a request to the Director, (i) an alternate Director appointed by him acting in his capacity as such shall be excluded; and (ii) a Director and any alternate Director appointed by him and acting in his capacity as such shall constitute a single Director for this purpose, so that the signature of either shall be sufficient."

REMUNERATION OF DIRECTORS

74. The remuneration of the Directors shall be determined by the Board of Directors upon recommendation of the Remuneration Committee.


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

INDEMNITY, BENEFITS AND INSURANCE

75. No Director or other officer shall be liable for any loss, damage or misfortune which may happen to or be incurred by the Company in the proper execution of the duties of his office or in relation thereto. This Article 75 shall only have effect in so far as its provisions are not avoided by the Act.

76. The Directors may exercise all the powers of the Company to purchase and maintain insurance for or for the benefit of any person who is or was:

(a) a Director, other officer, employee or Auditor of the Company, or any body which is or was the Holding company or Subsidiary of the Company, or in which the Company or such Holding company or Subsidiary has or had any interest (whether direct or indirect) or with which the Company or such Holding company or Subsidiary is or was in any way allied or associated;

(b) a trustee of any pension fund in which employees of the Company or any other body referred to in Article 76(a) is or has been interested; or

(c)  any trustee or corporate nominee of any Employee Scheme;

including without limitation insurance against any liability incurred by such person in respect of any act or omission in the actual or purported execution or discharge of his duties or in the exercise or purported exercise of his powers or otherwise in relation to his duties, powers or offices in relation to the relevant body or fund.

77. No Director or former Director shall be accountable to the Company or the members for any benefit provided pursuant to Article 76. The receipt of any such benefit shall not disqualify any person from being or becoming a Director of the Company.

PROCEEDINGS OF DIRECTORS

78. Subject to the provisions of these Articles, the Directors may regulate their proceedings as they think fit. Any three Directors may call a meeting of the Directors. At least fourteen (14) days' written notice shall be given to each Director entitled to vote at any meeting of the Directors, unless at least four Directors, including two I Directors, (or their alternates) approve a shorter period. Any Notice shall include an agenda identifying in reasonable detail the matters to be discussed at the meeting together with copies of any relevant papers to be discussed at the meeting. If any matter is not identified in reasonable detail in the agenda the Board of Directors shall not decide on it unless all the Directors agree in writing to waive such notice

79. Notice of a meeting of the Directors shall be deemed to be properly sent to a Director if it is sent to him personally, or sent by registered mail to him at his last known address or such other address (if any) as may for the time being be notified by him or on his behalf to the Company for that purpose and sent by facsimile or other electronic communication to such address (if any) as may for the time being be notified by him or on his behalf to the Company for that purpose. Notice by means of registered mail and electronic communication shall be deemed sent on the latter of (i)


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

the date of transmission of a facsimile or other electronic communication and
(ii) three days after the date of postage on registered mail. Any Director may waive notice of a meeting and any such waiver may be retrospective. Any electronic communication pursuant to this Article need not comprise writing if the Directors so determine.

80. Subject to Article 10.2 of the Subscription and Shareholders' Agreement, questions arising at a meeting shall be decided by a the affirmative vote of a simple majority of Directors present. Each Director shall have one vote.

81. Subject to the Subscription and Shareholders' Agreement, the quorum for transacting business at any Board meeting shall be five Directors (including at least two I Directors) (whether in person or by means of a conference telephone or any other equipment which allows all participants in the meeting to speak to and hear each other simultaneously) when the relevant business is transacted. If a quorum is not present, the Board meeting shall be automatically postponed for five Business Days at the same time and place (and notice to that effect shall be given to all Directors), and a quorum shall be formed when any four of the Directors are present in the manner as aforesaid. A Director shall be regarded as present for the purposes of a quorum if represented by an alternate Director. Any Director who ceases to be a Director at a Directors' meeting may continue to be present and to act as a Director and be counted in the quorum until the termination of the Directors' meeting if no Director objects.

82. Without prejudice to the first sentence of Article 78, a person entitled to be present at a meeting of the Directors or of a committee of the Directors shall be deemed to be present for all purposes if he is able (directly or by telephonic communication) to speak to and be heard by all those present or deemed to be present simultaneously. A Director so deemed to be present shall be entitled to vote accordingly, and shall be counted in a quorum. Such a meeting shall be deemed to take place where it is convened to be held or (if no Director is present in that place) where the largest group of those participating is assembled or, if there is no such group, where the chairman of the meeting is. The word MEETING in these Articles shall be construed accordingly.

83. A resolution in writing executed by all the Directors entitled to receive notice of a meeting of Directors or of a committee of Directors shall be as valid and effectual as if it had been passed at a meeting of Directors or (as the case may be) a committee of Directors duly convened and held. For this purpose:

(a) a resolution may be by means of an instrument or contained in an electronic communication sent to such address (if any) for the time being notified by the Company for that purpose;

(b) a resolution may consist of several instruments or several electronic communications, each executed by one or more Directors, or a combination of both;

(c) a resolution executed by an alternate Director need not also be executed by his appointor; and


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

(d) a resolution executed by a Director who has appointed an alternate Director need not also be executed by the alternate Director in that capacity.

84. Without prejudice to his obligations of disclosure under the Act and these Articles, provided that he has disclosed to the Directors the nature and extent of any material interest of his (and any of his Connected Persons), a Director may vote at any meeting of the Directors or of a committee of the Directors on, and be counted in the quorum present at a meeting in relation to, any resolution concerning a transaction or arrangement with the Company or in which the Company is interested, or concerning any other matter in which the Company is interested, notwithstanding that he is interested in that transaction, arrangement or matter or has in relation to it a duty which conflicts or may conflict with the interests of the Company.

THE SEAL, DEEDS AND CERTIFICATION

85. The seal shall only be used by the authority of a resolution of the Directors. The Directors may determine who shall sign any instrument executed under the seal. If they do not, it shall be signed by at least one Director and the secretary or by at least two Directors. Any document may be executed under the seal by impressing the seal by mechanical means or by printing the seal or a facsimile of it on the document or by applying the seal or a facsimile of it by any other means to the document. A document signed, with the authority of a resolution of the Directors, by a Director and the secretary or by two Directors and expressed (in whatever form of words) to be executed by the Company has the same effect as if executed under the seal. The Directors may by resolution determine, either generally or in any particular case, that in respect of certificates for Shares or debentures or other securities of the Company, the signature of any Director or of the secretary or other person authorised by the Directors as aforesaid forming part of the sealing process may be applied or effected by non-autographic means and in favour of any registered holder or other person acquiring any such Shares or debentures of other securities in good faith a certificate executed in any of the modes of execution authorised herein shall be as valid and effective as if such certificate was issued under the seal or the official securities seal kept pursuant to the Act, as the case may be, of the Company pursuant to these Articles.

86. The Company may exercise the powers conferred by the Act with regard to having an official seal for use abroad.

87. Any Director or the secretary or any person appointed by the Directors for the purpose shall have power to authenticate and certify as true copies of and extracts from:

(a) any document comprising or affecting the constitution of the Company, whether in physical form or electronic form;

(b) any resolution passed by the Company, the holders of any class of Shares in the capital of the Company, the Directors or any committee of the Directors whether in physical form or electronic form; and


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

(c) any book, record and document relating to the business of the Company whether in physical form or electronic form (including without limitation the accounts).

If certified in this way, a document purporting to be a copy of a resolution, or the minutes of or an extract from the minutes of a meeting of the Company, the holders of any class of Shares in the capital of the Company, the Directors or a committee of the Directors, whether in physical form or electronic form, shall be conclusive evidence in favour of all persons dealing with the Company in reliance on it or them that the resolution was duly passed or that the minutes are, or the extract from the minutes is, a true and accurate record of proceedings at a duly constituted meeting.

RECORD DATES

88. Notwithstanding any other provision of these Articles, the Company or the Directors may fix any date as the record date for any dividend, distribution, allotment or issue, which may be on or at any time before or after any date on which the dividend, distribution, allotment or issue is declared, paid or made.

NOTICES

89. Any notice to be sent to or by any person pursuant to these Articles (other than a notice calling a meeting of the Directors) shall be in writing, may be sent by electronic communication to such address (if any) for the time being notified for that purpose to the person sending the notice by or on behalf of the person to whom the notice is sent.

90. The Company shall send any notice or other document pursuant to these Articles to a member by whichever of the following methods it may in its absolute discretion determine:

(a)  personally; or

(b) by posting the notice or other document in a prepaid envelope addressed, in the case of a member, to his registered address, or in any other case, to the person's usual address; or

(c)  by leaving the notice or other document at that address; or

(d) by sending the notice or other document by electronic communication to such address (if any) for the time being notified to the Company by or on behalf of the member for that purpose; or

(e)  by any other method approved by the Directors.

91. Unless otherwise provided by these Articles, a member or a person entitled to a Share in consequence of the death or bankruptcy of a member shall send any notice or other document pursuant to these Articles to the Company by whichever of the following methods he may in his absolute discretion determine:

(a) by posting the notice or other document in a prepaid envelope addressed to the office; or

(b)  by leaving the notice or other document at the office; or

(c) by sending the notice or other document by electronic communication to such address (if any) for the time being notified by or on behalf of the Company for that purpose.

92. A member present, either in person or by proxy, at any meeting of the Company or of the holders of any class of Shares in the capital of the Company shall be deemed to have been sent notice of the meeting and, where requisite, of the purposes for which it was called.

93. The Directors may from time to time issue, endorse or adopt terms and conditions relating to the use of electronic communications for the sending of notices, other documents and proxy appointments by the Company to members or persons entitled to a Share in consequence of the death or bankruptcy of a member or otherwise by operation of law and by members or such persons entitled by transmission to the Company.

94. Every person who becomes entitled to a Share shall be bound by any notice in respect of that Share which, before his name is entered in the register of members, has been duly given to a person from whom he derives his title.

95. In the case of joint holders of a Share, all notices or other documents shall be sent to the joint holder whose name stands first in the register in respect of the joint holding. Any notice or other document so sent shall be deemed for all purposes sent to all the joint holders.

96. A notice or other document sent by the Company to a member contained in an electronic communication shall be deemed sent to the member on the latter of (i) the date of transmission of a facsimile or other electronic communication and
(ii) three days after the date of postage on registered mail through which such notice is also sent. the day following that on which the electronic communication was sent to the member. Such a notice or other document shall be deemed sent by the Company to the member on that day notwithstanding that the Company becomes aware that the member has failed to receive the relevant notice or other document for any reason and notwithstanding that the Company subsequently sends a copy of such notice or other document by post to the member.


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